ALLSTAR SYSTEMS, INC.

                             6401 Southwest Freeway
                              Houston, Texas 77074

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 16, 1998
                                                        ----------------
         Notice is hereby given that the annual meeting of the holders of common stock of Allstar Systems, Inc. a Delaware corporation (the "Company"), will be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Tuesday, June 16, 1998, at 10:00 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

1. To elect a board of six (6) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

2. To authorize the reduction of the number of authorized common shares from 50,000,000 shares to 15,000,000 shares; and

3. To consider and act upon such other business as may properly be presented to the annual meeting or any adjournments or postponements thereof.

         A record of shareholders has been taken as of the close of business on April 30, 1998, and only those shareholders of record on that date will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A shareholders' list will be available commencing May 10, 1998, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 6401 Southwest Freeway, Houston, Texas 77074.

         Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                        By Order of the Board of Directors,



                                        /s/ Donald R. Chadwick
                                        Donald R. Chadwick
                                        Secretary

April 30, 1998

                              ALLSTAR SYSTEMS, INC.
                             6401 Southwest Freeway
                              Houston, Texas 77057

                                 PROXY STATEMENT

         This proxy  statement  and the enclosed  proxy card are being mailed to the shareholders of Allstar Systems, Inc., a Delaware corporation (the "Company"), commencing on or about April 30, 1998, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of shareholders to be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Tuesday, June 16, 1998, at 10:00 a.m., Houston time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

         Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors and in favor of the resolution to reduce the number of authorized shares. Abstentions will be treated as present for purposes of determining whether a quorum is present, but will have the same legal effect as votes against election of the nominees. As to any other matter, which may properly be presented at the meeting, the person named on the proxy card will vote according to their best judgment

         A shareholder may revoke a proxy by (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a signed proxy of a later date, or (iii) appearing at the Meeting and voting in person. Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

         As of April 30, 1998, the record date for the determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote 4,454,411 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company's Common Stock is the only class of voting securities outstanding. Each Share entitles the holder to one vote, on all matters presented at the Meeting. Holders of a majority of the outstanding Shares must be present, in person or by proxy, to constitute a quorum for the transaction of business.

         If a quorum is not obtained, or if fewer Shares are voted in favor of approval of any of the proposals than the number required for approval, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

                              ELECTION OF DIRECTORS

General Information

         At the Meeting, six nominees are to be elected, each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the Board of Directors, and unless authority is withheld, proxies will be voted for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected directors by the shareholders, except for Messrs. Andersen, Darrell, Johnson and Sykora, who were elected to the Board of Directors effective July 29, 1997 by a vote of the Board of Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

Approval

         The six nominees for election as directors at the Meeting who receive the greatest number of votes cast for election by the holders of Shares entitled to vote and present, in person or by proxy, at the Meeting will be the duly elected directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL SIX NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

Nominees for Director

         Listed Below are the nominees for the Board of Directors together with certain information regarding the nominees for the Board of Directors:

Name, Age, Positions held, Period serving as Director, Principal occupation:

James H. Long - Chairman of the Board, President Chief Executive Officer April, 1983 to present

James H. Long, age 38, is the founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since the Company's inception in 1983. Prior to founding the Company, Mr. Long served with the United States Navy in a technical position and was then employed by IBM in a technical position.

Donald R. Chadwick, - Director, Chief Financial Officer, Treasurer, Secretary, September 12, 1996 to present.

Donald R. Chadwick, age 54, has been the Chief Financial Officer of the Company since February 1992. As Chief Financial Officer, his duties include supervision of finance, accounting and controller functions within the Company.

G. Chris Andersen, - Director, July 29,1997 to present

G. Chris Andersen, age 59, is a principal of Andersen, Weinroth & Co., a merchant banking firm founded in 1996. From 1990 through 1995, he was Vice Chairman of Paine Webber Incorporated. Mr. Andersen is also a director of Terex Corporation, a publicly traded company that manufactures construction equipment and truck trailers; Sunshine Mining Company, a publicly traded company engaged in mining; Headway Corporate Resources, Inc., a publicly traded company providing staffing services; and United Waste Systems, Inc., a publicly traded company engaged in waste management.


Richard D. Darrell - Director, July 29, 1997 to present

Richard D. Darrell, age 43, has been President of American Technology Acquisition Corporation, a company specializing in mergers, acquisitions, and divestitures of technology related companies, for the last four years. Prior to that, Mr. Darrell served as President and Chief Executive Officer of Direct Computer Corporation, a computer reseller and distribution company based in Dallas, Texas.

Jack M. Johnson, Jr. - Director, July 29, 1997 to present

Jack M. Johnson, Jr., age 59, has been Managing General Partner of Winterman & Company, a general partnership that owns approximately 25,000 acres of real estate in Texas, which is used in farming, ranching, and oil and gas exploration activities for over five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson was previously the Chairman of the Board of the Lower Colorado River Authority, the sixth largest electrical utility in Texas, with approximately 1,700 employees and an annual budget of over $400 million. Mr. Johnson was previously Chairman of North Houston Bank, a commercial bank with assets of approximately $75 million. Mr. Johnson currently serves on the board of directors of Houston National Bank, a commercial bank located in Houston, Texas with assets of approximately $100 million; Security State Bank, a commercial bank in Anahuac, Texas with assets of approximately $60 million and Team, Inc. a publicly traded company which provides environmental services for industrial operations.

Donald D. Sykora - Director, July 29, 1997 to present

Donald D. Sykora, age 57, was formerly the President and Chief Operating Officer of Houston Industries, Inc. and is currently attached to the Office of the Chairman with responsibility for special projects. Houston Industries is an international holding company with interests in electric and gas utility companies, including Houston Lighting and Power Co., with over 8,000 employees and annual revenues of over $4 billion. Mr. Sykora currently serves on the board of directors of Powell Industries, Inc., a publicly traded company which manufactures electrical equipment and systems; Pool Energy Services, Inc., a publicly traded company which provides oil and gas well servicing; American Residential Services, Inc., a publicly traded company which provides services for heating, ventilation, and air conditioning, plumbing, electrical, and indoor air quality systems, and TransTexas Gas Corporation, a publicly traded producer and marketer of natural gas.

Board and Committee Activity, Structure and Compensation

      During 1997, the board of directors convened on two regularly scheduled meetings and two specially scheduled occasions, and committees of the board held meetings as follows: audit committee - no meetings; and compensation committee no meeting. The compensation committee administers the Company's compensation plans and recommends officers' compensation to the board for approval. Each director attended at least 75% of the meetings held during 1996 by the board and each committee on which he served, except Mr. Johnson who became a director in July, 1997 and did not attend one of the two meetings occurring during his tenure.

      Each director who is not an employee is paid $1,000 per meeting attended and $500 per committee meeting attended plus reasonable out-of-pocket expenses incurred to attend Board or committee meetings. In addition, each non-employee director is entitled to receive stock options pursuant to the Company's
Non-Employee Director Stock Option Plan. Upon his first election to the Board each such director receives options to purchase 5, 000 shares and upon each time a director is reelected such director receives options to purchase 2,000 shares commencing with those directors reelected at the Company's 1998 annual meeting of stockholders. All options granted vest immediately. All options granted under the Director Plan will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and will expire ten years after the date of grant (subject to earlier termination under the Director Plan). Options granted under the Director Plan are subject to early termination on the occurrence of certain events, including ceasing to be a member of the Company's Board (other than by death).


        PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REDUCE THE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

         The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, $.01 par value per share. In April, 1998, the Board of Directors adopted a resolution proposing to amend the Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 50,000,000 to 15,000,000 subject to shareholder approval. There are currently 45,545,589 unissued shares of Common Stock of which 417,500 are reserved for issuance under the Company's Incentive Stock Option Plan and 100,000 are reserved for issuance under the Company's Non-Employee Director Stock Option Plan. There are no shares of Preferred Stock issued or outstanding. The proposed amendment will be effected by substituting a new first paragraph in
Article IV - Authorized Capital stock for the existing Article IV. The new first paragraph of Article IV is set forth below:

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

         The amount of authorized capital stock of the Corporation is 15,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of preferred stock par value $.01 per share ("Preferred Stock")

Purpose and Effect of the Proposed Amendment

         The Board of Directors believes 15,000,000 authorized shares of Common Stock is adequate for the foreseeable future and that the reduction in the number of unissued shares will not be detrimental to the Company's activities. Since the State of Delaware imposes a franchise tax which is based upon the number of shares authorized rather than issued and outstanding shares the reduction in the number of authorized shares will result in a reduction in the amount of franchises taxes payable to the State of Delaware. It is estimated that the reduction in the number of authorized shares will result in a reduction of franchise taxes of approximately $65,000 per annum.

         Upon adoption of the amendment the Company will have 10,545,589 unissued shares of Common Stock of which 417,500 are reserved for issuance under the Company's Incentive Stock Option Plan and 100,000 are reserved for issuance under the Company's Non-Employee Director Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION REDUCING THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCKALL SIX NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

Executive Officers

      The executive officers of the Company serve until resignation or removal by the Board of Directors. Company's executive officers are as follows:

Name, age, Positions held, Period serving as Executive Officer:

James H. Long  - See Nominees for Director.

Donald R. Chadwick - See Nominees for Director.



Frank Cano - President, Computer Products Division, September, 1997 to present.

         Frank Cano, age 33, became the President, Computer Products Division for the Company in September, 1997 and is responsible for the management of the Computer Products Division. Prior to that Mr. Cano was Senior Vice President, Branch Operations from July, 1996 to September, 1997, and was responsible for the general management of the Company's branch offices. From June 1992 to June 1996, Mr. Cano was the Branch Manager of the Company's Dallas-Fort Worth office.

Thomas N. McCulley - Vice President, Information Systems, September, 1996 to present,

         Thomas N. McCulley, age 51, has been the Vice President, Information Systems for the Company since July 1996. From January 1992 to June 1996, Mr. McCulley served as the Information Services Director for the Company. He has responsibility for management and supervision of the Company's Management Information Systems.

Shabbir K. Ali -  President, IT Services Division, September, 1996 to present

Shabbir K. Ali, age 35, has been the President of the IT Services Division since July 1996. From January 1996 to June 1996, Mr. Ali served as Vice President, IT Services Division and between August 1993 and December 1995 as Vice President of Service Operations. Between July 1990 and July 1993 Mr. Ali served as the Company's Operations Manager. Mr. Ali's present responsibilities include the overall management of the Company's IT Services Division.

Michael A. Torigian - President, Telecom Systems Division, September, 1996 to present

         Michael A. Torigian, age 39, has been the President of the Telecom Systems Division since July 1996. Between July 1994 and June 1996 Mr. Torigian served as Vice President, Telecom Systems Division. His current responsibilities include the overall management of the Company's Telecom Systems Division. From July 1992 to May 1994, Mr. Torigian served as Director of Sales for CTWP, Inc., an Austin-based computer, copier and office equipment dealer.

William R. Hennessy - President, Stratasoft, Inc., September, 1996 to present.

         William R. Hennessy, age 39, has served as the President of Stratasoft, Inc., the Company's wholly owned subsidiary that was formed in 1995 to develop and market CTI Software, since joining the Company in January 1996. Mr. Hennessy's responsibilities include the general management of Stratasoft, Inc. From July 1991 to January 1996, Mr. Hennessy was employed by Inter-Tel, Incorporated, a telephone systems manufacturer and sales and service company, where he served as the Director of MIS and the Director of Voice and Data Integration for the central region.

Ronald J. Burger - Chief Operating Officer - Computer Products, January 1998 to present

         Ronald J. Burger, age 51, joined the Company as Chief Operating Officer
- Computer Products in January 1998. His responsibilities include overall management of purchasing, warehousing, inventory control and shipping and receiving of inventory products. Prior to joining the Company, Mr. Burger was Vice President and General Manager for Intelligent Electronics Inc., a computer industry aggregator/distributor from April 1996 to February 1997. Prior to that period Mr. Burger was Vice President of Distribution Logistics for National Computer Distributors, a computer industry distributor, from April 1993 to April 1996. Prior to that time, Mr. Burger was VP Distribution and Logistics for Tech Data Corporation, a computer industry distributor.

Family Relationships

         James H. Long and Frank Cano are brothers-in-law. There are no other family relationships among any of the directors and executive officers of the Company.

Security Ownership of Management

Title Of Class   Name of                Amount and Nature of       Percent
                 Beneficial Owner       Beneficial Owner(1)        of Class

Common Stock     James H Long......................2,118,600          47.6%
Common Stock     Donald R. Chadwick...................24,586  (2)         *
Common Stock     Frank Cano...........................10,300  (3)         *
Common Stock     Shabbir K. Ali.......................10,000              *
Common Stock     Thomas N McCulley.......................300              *
Common Stock     Donald D. Sykora......................1,000              *

(1) Beneficial owner of a security includes any person who shares voting or investment power with respect to or has the right to acquire beneficial ownership of such security within 60 days based solely on information provided to the Company.
(2) Includes 14,286 restricted shares and 300 shares owned by his minor children for which Mr. Chadwick disclaims beneficial ownership.
(3) Includes 300 shares owned by Mr. Cano's spouse for which Mr. Cano disclaims beneficial ownership.
 * Indicates less than 1%

Security Ownership of Certain Beneficial Owners

Title Of Class   Name  and Address of   Amount and Nature of       Percent
                 Beneficial Owner       Beneficial Owner(1)        of Class

Common Stock     Kennedy Capital Management Inc.     230,000           5.2%
                 10829 Olive Blvd.
                 St. Louis, MO 63141

Executive Compensation

Summary Compensation Table. The following table reflects compensation for services to the Company for the years ended December 31, 1997. 1996 and 1995 of
(i) the Chief Executive Officer of the Company or (ii) the three most highly compensated executive officers of the Company who were serving as executive officers at the end of 1997 and whose total annual salary and bonus exceeded $100,000 in 1997 (the "Named Executive Officers").

                                        Annual Compensation                   Long Term Compensation
                                                                               Awards         Payouts

Name and Principal                                    Other Annual   Restricted   Underlying     LTIP       All Other
                                            Bonus     Compensation      Stock
Position              Year     Salary                      (1)         awards     Options ($)  Payouts($) Compensation

James H. Long         1997      $150,000      -             -             -           -           -             -
CEO (2)               1996      $116,000     $35,000        -             -           -           -             -
                      1995       $40,800    $100,000        -             -           -           -             -

Donald R. Chadwick    1997       $98,458      $1,500        -            $85,716      -           -             -
CFO (3)(4)            1996       $75,000      -             -             -           -           -             -
                      1995       $75,000      -             -             -           -           -             -

Frank Cano (4)(5)     1997       $78,125     $22,297        -             -           -           -
President, Computer   1996       $73,500     $23,125        -             -                       -             -
Products              1995       $66,000      -             -             -           -           -             -

William R. Hennessy   1997       $81,400     $73,880        -             -           -           -             -
President             1996       $74,618     $27,501        -             -           -           -             -
Stratasoft,
Inc. (6)              1995        -           -             -             -           -           -             -

(1) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.
(2) Company has made personal loans to Mr. Long from time to time. See - "Certain Relationships and Related Transactions."
(3) As of December 31, 1997, Mr. Chadwick owned, in the aggregate, 14,286 shares of restricted Common Stock, with an aggregate value of $58,037. These shares will fully vest on July 7, 1999. Dividends, if any, will not be paid on these shares of restricted Common Stock.
(4) Includes $1,500 as consideration for execution of employment agreements. (5) Includes compensation based upon attainment of certain performance goals. (6) Includes compensation based upon gross profit realized.

Stock Options

      Under the Company's 1996 Incentive Stock Option Plan shares of the Common Stock may be granted to executive officers and other employees. As of December 31, 1997, 200,300 shares were reserved for outstanding options and 217,200 were reserved and remained available for future grants pursuant to the Incentive Stock Option Plan. During 1997, options to purchase 37,000 shares of Common Stock were granted to the Named Executive Officers under the Incentive Stock Option Plan.

Option Grants in Last Fiscal Year The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1997.

                       Number of   Percent of                          Potential Value   Potential Value
                                                                              at                at
                       Shares of     Total                              Assumed Annual    Assumed Annual
                        Common      Options                             Rate of Stock     Rate of Stock
                         Stock     Granted to   Exercise                    Price             Price
                      Underlying   Employees    or base                Appreciation for  Appreciation for
                        Options    in Fiscal     Price     Expiration    Option Term       Option Term
                        Granted       Year     ($/share)      Date            5%               10%
James H. Long              -           -           -           -              -                 -

Donald R. Chadwick         13,000        7.2%       $6.00    07/07/07           $49,054          $124,312

Frank Cano                 16,000        8.9%       $6.00    07/07/07           $60,374          $152,999

William R. Hennessy         8,000        4.4%       $6.00    07/07/07           $30,187           $76,500


Option Exercises and Year-End Option Values

                                                                    Number of             Value of
                                                                    Securities            Unexercised
                                                                    Underlying            In-the-money
                                    Shares                          Unexercised           Options at
                                    Acquired on     Value           Options at            December 31, 1997
Named Executive Officer             Exercise        Realized        December 31, 1997

James H. Long......................              0               0                     0                     0
Donald R. Chadwick.................              0               0                13,000                     0
Frank Cano.........................              0               0                16,000                     0
William R. Hennessy................              0               0                 8,000                     0

      No options were exercisable at December 31, 1997, none were exercised during 1997 and there were no in-the-money unexercised options at December 31, 1997.

Compensation Committee Report

         The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 1997:

         The Committee did not meet in 1997 as the members of the Committee were appointed on July 29, 1997. The compensation of executive officers during 1997 was continued under compensation arrangements existing prior to the formation of the Committee. Those compensation arrangements are described below:

         Base compensation for the executive officers of the Company is intended to afford a reasonable payment for the services rendered to the Company and the responsibilities assumed by the executive officer relative to the expected performance of the areas managed by the officers. With the exception of the Chief Executive Officer and Chief Financial Officer, bonuses, which are generally paid monthly, and stock-based awards are contingent upon attaining or exceeding predetermined financial performance goals established at the beginning of each fiscal year. The Chief Executive Officer and Chief Financial Officer may receive bonuses or stock awards based on the overall performance of the Company as well as the committee's subjective evaluation of their performance. Mr. Long, Chief Executive Officer, received his base salary for the fiscal year ended December 31, 1997. The amount of such compensation was determined by the terms of his employment contract with the Company. No bonus or stock based awards were granted to Mr. Long.

         The Committee intends to meet during 1998 and establish policies with respect to executive officer compensation.

                                        The Compensation Committee

                                        G. Chris Andersen
                                        Richard D. Darrell
                                        Donald D. Sykora

Compensation Committee Interlocks and Insider Participation

         None of the members of the Committee, who are identified in the preceding paragraph, has ever been an employee of the Company nor is there any family relationship between the members of the Committee and any executive officer.

Employment Agreements

         Each of the executive officers of the Company has entered into an employment agreement (collectively, the "Executive Employment Agreements") with the Company. Under the terms of their respective agreements, Messrs. Long, Chadwick, Cano and Hennessy are entitled to an annual base salary of $150,000, $100,000, $75,000 and $81,408, respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. The Executive Employment Agreements may be terminated by the Company or by the executive officer's resignation at any time by giving proper notice. The Agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such executive officer's employment with the Company, compete with the Company, disclose any confidential information of the Company, solicit any of the Company's employees or customers or otherwise interfere with the relations of the Company.

Certain Transactions

         The Company has from time to time made payments on behalf of Allstar Equities, Inc. a Texas corporation ("Equities"), wholly-owned by James H. Long, the Company's Chief Executive Officer, and on behalf of Mr. Long, personally for taxes, property and equipment. Effective July 1, 1996, the Company and Mr. Long entered into a promissory note to repay certain advances, which were approximately $173,000 at July 1, 1996, in equal annual installments of principal and interest, from August 1997 through 2001. This note bears interest at 9% per year. Also effective July 1, 1996, the Company and Equities entered into a promissory note whereby Equities would repay the balance of amounts advanced, which were approximately $387,000 at July 1, 1996, in monthly installments of $6,500, including interest, from July 1996 through November 1998 with a final payment of approximately $275,000 due on December 1, 1998.This note bears interest at 9% per year. At December 31, 1997, the Company's receivables from Mr. Long and Equities amounted to approximately $434,000.

         The Company subleases office space from Equities. In 1996, Allstar renewed its office sublease with monthly rental payments of $31,500 in 1997 and $32,000 in 1998, plus certain operating expenses through December 1998. Rental expense under this agreement amounted to approximately $378,000 during the year ended December 31, 1997.

         In August 1996, the Company retained an independent real estate consulting firm to conduct a survey of rental rates for facilities in Houston, Texas that are comparable to its Houston headquarters facility. Based upon this survey, and additional consultations with representatives of the real estate consulting firm, the Company believes that the rental rate and other terms of the Company's sublease from Allstar Equities are at least as favorable as those that could be obtained in an arms-length transaction with an unaffiliated third party.

Stock Performance Graph

         The following graph compares the performance of the Common Stock with the NASDAQ n Stock Exchange ("AMEX") market value index and with two Company-determined peer indices. The graph assumes that $100 was invested on December 31, 1991, in the Common Stock and in each index and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.

           EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     Date               Allstar          NASDAQ             Russell 2000
                                        Industrial
     7/7/97              100              100                   100
     9/30/97             110              117                   115
     12/31/97             68              110                   111

         This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

         The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and shareholders who own more than 10% the Common Stock, are required to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file. The Company believes that during 1997, all filing requirements applicable to its directors, executive officers and greater than 10% shareholders were filed on a timely basis.

Other Matters

         The annual report to shareholders covering the year ended December 31, 1997, that was mailed concurrently with this Proxy Statement to each shareholder entitled to vote at the Meeting.

         Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual meeting of shareholders was required to submit such proposals to the Company on or before April 19, 1998.

         The cost of soliciting proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, in the accompanying form, will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

         The persons designated to vote shares covered by Board of Directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.


By Order of the Board of Directors,



      /s/ Donald R. Chadwick
Donald R. Chadwick, Secretary
April 30, 1998

                              ALLSTAR SYSTEMS, INC.

           This Proxy is Solicited on Behalf of The Board of Directors

The undersigned appoints SHABBIR K. ALI and FRANK CANO as proxies, or either of them, each with power to appoint his substitute, to represent and to vote, as designated below, all shares of common stock of Allstar Systems, Inc. held of record by the undersigned on April 30, 1998 at the Annual Meeting of Shareholders to be held on June 16, 1998 and at any adjournments thereof.


         1. To elect a board of six (6) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified

             / /FOR all nominees listed below (except as marked to the contrary below)

             / /WITHHOLD AUTHORITY to vote for all nominees below (Instruction:
             To withhold authority for any nominee strike a line through the nominee's name in the list below.)

             NOMINEES:

             James H. Long       Donald R. Chadwick      G. Chris Andersen
             Richard D. Darrell  Jack M. Johnson, Jr.    Donald D. Sykora

         2. To authorize the reduction of the number of authorized common shares from 50,000,000 shares to 15,000,000 shares.

              /  /  FOR           /  /  AGAINST             /  /  ABSTAIN

         3. In their discretion, the proxies are authorized to vote upon such other matters as may properly be presented to the annual meeting or any adjournments or postponements thereof.

Unless otherwise specified on this proxy, the shares represented by this proxy will be voted FOR proposals 1 and 2.

The undersigned hereby acknowledges receipt of notice of the meeting and proxy statement.




      Signature of Shareholder

NUMBER OF SHARES:

Dated:                                            , 1998

Please sign exactly as name(s) appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN AND DATE AND RETURN THE PROXY CARD PROMPTLY IN TH ENCLOSED ENVELOPE.